THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CASY - Q1 2018 Caseys General Stores Inc Earnings Call
EVENT DATE/TIME: SEPTEMBER 06, 2017 / 2:30PM GMT

CORPORATE PARTICIPANTS
Terry W. Handley Casey's General Stores, Inc. - President, CEO & Director
William J. Walljasper Casey's General Stores, Inc. - Senior VP & CFO

CONFERENCE CALL PARTICIPANTS
Anthony Chester Lebiedzinski Sidoti & Company, LLC - Equity Analyst
Benjamin Shelton Bienvenu Stephens Inc., Research Division - Research Analyst
Bonnie Lee Herzog Wells Fargo Securities, LLC, Research Division - MD and Senior Beverage and Tobacco Analyst Charles Edward Cerankosky Northcoast Research Partners, LLC - MD, Equity Research Analyst & Principal Christopher Mandeville Jefferies LLC, Research Division - Equity Analyst
Irene Ora Nattel RBC Capital Markets, LLC, Research Division - MD of Global Equity Research
Kelly Ann Bania BMO Capital Markets Equity Research - Director & Equity Analyst
Robert William Summers Macquarie Research - Analyst
Ryan J. Gilligan Barclays PLC, Research Division - Research Analyst
Ryan John Domyancic William Blair & Company L.L.C., Research Division - Research Analyst
Shane Paul Higgins Deutsche Bank AG, Research Division - Research Analyst

PRESENTATION
Operator
(technical difficulty)

(Operator Instructions) As a reminder, this conference is being recorded.

I'd like to introduce your host for today's conference, Mr. Bill Walljasper, Chief Financial Officer. Sir?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Good morning, and thank you for joining us to discuss Casey's results for the first quarter ended July 31. I'm Bill Walljasper, Chief Financial Officer. Terry Handley, President and Chief Executive Officer, is also here.

Before we begin I'll remind you that certain statements made by us during the investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements related to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, which are described in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q as filed with SEC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey's disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. We'll first take a few minutes to summarize the results of the first quarter, and then afterwards we will open up the call for questions about our results. Terry?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Thank you, Bill, and good morning, everyone. As most of you have seen in the press release, diluted earnings per share for the first quarter were
$1.46 compared to $1.70 a year ago. The majority of the earnings shortfall from last year was related to a change in the provisions of our long-term incentive plan and increase in the Illinois state tax rate. With respect to the long-term incentive plan, there was a change to the retirement provision for the current year grant award that resulted in the company having to accelerate the recognition of a $7.3 million expense in the first quarter. This represented a $0.12 impact to earnings per share. Grant awards have historically been expensed over 3-year vesting period. The overall total expense of the current year grant over the 3-year vesting period has remained comparable to 1 year ago.

The long-term stock incentive plan was also changed to include 3-year performance conditions related to return on invested capital and total shareholder return. These 2 performance components represent 75% of the potential award. The change in the Illinois state tax rate impacted earnings per share by about $0.05. Nearly all of this impact is related to a onetime adjustment to our deferred tax assets and liabilities.

The economic conditions in our market remained unchanged and consistent with our comments in previous earning calls. This environment continues to put pressure on customer traffic, adversely impacting same-store sales across all categories. However, we are encouraged to see that our basket ring inside the store, excluding fuel, has stabilized for the past several quarters, and we continue to be an industry leader in same-store sales growth, in both fuel gallons and inside our stores.

I would like to give you an update on the progress of the share repurchase program. As a reminder, the program authorizes repurchases of up to
$300 million of common stock over the course of 2 years. As the press release indicated, during the first fiscal quarter, we repurchased just over 718,000 shares for approximately $78 million. Since the start of the program, we have repurchased nearly 1.2 million shares. We continue to believe the share repurchase program is an important tool in providing shareholder value.

I would now like to go over our results and some of the details in each of the categories. In the fuel category, retail fuel prices continue to be low, resulting in same-store gallons in the quarter being up 1.7%. Total gallons sold for the quarter rose 5.4% to 565.1 million. The average retail price of fuel during this period was $2.16 a gallon compared to $2.14 last year. The average fuel margin in the quarter was $0.193 per gallon, down slightly from the same period 1 year ago. The first-quarter margin benefited from sale of renewable fuel credits, commonly known as RINs.

During the quarter, we sold 15.7 million RINs for $10.5 million. This represented nearly $0.019 per gallon to the fuel margin. RINs are constantly trading around -- excuse me, RINs are currently trading around $0.85. For comparison purposes going forward, last year in the second quarter, the average RIN sold for approximately $0.89. Gross profit dollars in the fuel category for the period was up 4.6% to $109.2 million.

Total sales in the Grocery & Other Merchandise category were up 5.5% to $597.4 million in the first quarter. Same-store sales were up 3.1% during the quarter, in line with our annual guidance. The average margin in the quarter was up 30 basis points to 31.9 -- 31.9% compared to 1 year ago, primarily due to a product mix shift to higher-margin items. As a result of this and the increased sales, gross profit dollars for the quarter in the category were up 6.3% to $190.4 million.

In the Prepared Food & Fountain category, total sales were up 7.5% to nearly $262 million for the quarter. Same-store sales were up 3.7%, which fell short of our annual guidance, as we experienced slower traffic counts during the quarter. We believe this pressure is related to the agricultural economy in our market area, and the continued spread between food at home and food away. Another contributing factor was the excessive heat during the month of July. The average margin for the quarter was 62.5%, down 30 basis points from the first quarter last year, primarily due to several cost increases. However, this was in line with the top end of our guidance range.

In the quarter, prepared food gross profit dollars rose nearly 7% to $163.6 million. In the current environment, we've recognized that our customer has become more value conscious. In light of this, we will build upon our existing value-added offerings in this category along with new seasonal items that we anticipate to help lift the overall prepared food sales.

For the quarter, total operating expenses increased 10% to $321.2 million. As I mentioned earlier, the company recognized an incremental $7.3 million of expense related to the accelerated recognition of changes in the provisions of the current year grant awards out of the long-term incentive plan. Without this, total expenses would have been up 7.5%.

In the previous earnings call, we discussed numerous opportunities that we're undertaking in an effort to better control wages in fiscal 2018. We are encouraged by the progress in this area. And as a result of these measures, store level operating expenses for open stores, not impacted by any of the growth programs, were up approximately 3.9% in the first quarter, which includes our decision back in December to keep our commitment to salary increases for our store managers, stemming from the proposed change by the Department of Labor to increase the minimum salary for exempt employees. Without this change, store level expenses would have been up slightly over 3%. This will continue to be an area of focus for us as we move throughout the year.

I would like to now turn the call back over to Bill to discuss the financial statements.

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Thanks, Terry. On the income statement, total revenue in the quarter was up 6.3% to $2.1 billion, due to sales gains mentioned previously and an increase in the number of stores in operation this quarter compared to same period 1 year ago. Depreciation in the quarter was up 14.2%, in line with our expectations.

As I'm sure all of you have seen, the effective tax rate in the quarter was 38.1%, up 460 basis points from 1 year ago in the same period. The majority of this increase was due to the change in Illinois' state tax rate and a decrease in the tax benefits related to share-based awards. The state of Illinois raised their corporate income tax rate during the quarter, which had a 220 basis point adverse impact to the effective tax rate. Approximately 200 basis points of this impact is a onetime adjustment to the company's deferred tax assets and liabilities.

In addition to this, last year we had an incremental 170 basis point favorable tax benefit, resulting from the adoption of a new accounting standard around tax treatment of equity awards. As a result of this activity we expect our effective tax rate for fiscal 2018 to be between 37% and 38%.

Our balance sheet continues to be strong. At July 31, cash and cash equivalents were $159.1 million. Long-term debt, net of current maturities, was $1 billion, bringing our debt-to-EBITDA ratio to 2.1x, which is one of the lowest in the industry.

For the quarter, we generated $117.1 million in cash flow from operations, and capital expenditures were at $94.9 million compared to $85.2 million a year ago in the same period. We expect capital expenditures to increase as new store constructions accelerate, and we complete additional major remodels and replacement projects.

In fiscal 2018, we expect capital expenditures to be between $500 million and $600 million.

I would now like to turn the call back over to Terry to talk about our unit growth and our progress of our growth programs.

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Thanks, Bill. This quarter we opened 2 new store constructions and completed 1 replacement store. We acquired 3 stores and have 18 additional acquisition stores under agreement to purchase. We also completed 11 major remodels in the quarter.

We currently have 47 new stores, 27 replacement stores and 16 major remodels under construction. We believe we are well positioned for future growth. Currently, we have 132 sites under agreement for new store construction. We have increased resources to the store development area this year to sustain our future new store construction pace at a higher level, and we will further augment unit growth with acquisition opportunities.

Our store count at the end of the first quarter was 1,980, and we're excited about opening our 2,000th store later this fiscal year.

I'm encouraged by the progress we have been able to make in controlling our operating expenses. Wages has been the biggest contributing factor to the increase in operating expenses over the past year. As we discussed previously, operating expenses for stores not impacted by our growth programs were up 3.9%. If you exclude the Department of Labor changes, they would have been approximately 3.2%. We will continue to work at other opportunities throughout the year and keep you posted on our progress.

Growth programs continue to be a key part of our long-term strategy. We converted 56 locations to a 24-hour format, and 37 stores to the pizza delivery format. Currently we have 1,050 stores that are open 24 hours, 621 stores that deliver pizza, and have completed 475 major remodels. For the fiscal year we are planning to complete 75 major remodels.

In addition to these programs, we're encouraged by the performance of our online ordering program. Total downloads of our mobile app have now exceeded 930,000. The amount of pizza orders completed online has climbed to 15%, and the basket ring of an online order continues to be around 20% higher compared to a telephonic order.

We are optimistic that contribution will continue to grow as the number of downloads of our mobile app increases.

As I mentioned in the call after our most recent quarterly earnings release, we'll be taking steps in fiscal 2018 towards enhancing the digital engagement with our customers, including the launch of a loyalty program. We believe this program will give us the opportunity to widen our customer base and significantly increase revenue.

Since the last earnings call, we've been interviewing consultants with expertise in this area to assist us with development of this new program. We're in the final stage of that process, and we'll have a consultant selected in the next several weeks. We'll continue to keep you updated on our progress throughout the year.

At the same time, we were reviewing consultants for the digital engagement project. We're also interviewing consultants to assist us with developing a new price optimization program. Currently, many of the products at our stores are priced consistently across our 15-state market area. We believe we have an opportunity to take advantage of differences in market conditions related to pricing of certain products, allowing us the ability to drive incremental gross profit dollars. We'll have the selection of this consultant in the next several weeks as well. In addition to these programs, we recently hired a Director of Fuels to assist us in refining, enhancing our retail and procurement fuel strategy. We're optimistic about the benefit this new position brings to our company.

In closing, we're excited about the long-term growth opportunities as we're positioned well for unit growth this year and into fiscal 2019. In addition, we are in initial stages of several programs that we feel have the opportunity to drive significant long-term shareholder value.

We'll now take your questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Our first question is from Ben Bienvenu of Stephens.

Benjamin Shelton Bienvenu - Stephens Inc., Research Division - Research Analyst
I wanted to just clarify on the OpEx comment that you made. You called out the stock grant vesting charge or headwind in the quarter. Ex that, you controlled OpEx spend much better. Should we be thinking of that stock grant vesting charge as an ongoing headwind to total OpEx? Or is it a onetime charge in the first quarter of this year?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes, Ben, this is Bill. That won't be an ongoing, that will typically be a Q1, assuming that grants continue for the company. What it really was, it was a retirement division that was put into play. And we just had several people -- quite a few people had already hit that retirement division, and as such, we had to accelerate that expense over that period. So this at $7.3 million, just to clarify, was incremental expense. Next year in Q1, we'll have a similar expense but it won't be an incremental expense. That's not to be expected as we go forward into Q2, 3 and 4. Does that answer your question?

Benjamin Shelton Bienvenu - Stephens Inc., Research Division - Research Analyst
It does. Understood. And just to be clear, was this pull-forward reflected or baked into the 9% to 11% operating expense guidance that you talked about?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
No. It's not.

Benjamin Shelton Bienvenu - Stephens Inc., Research Division - Research Analyst
Okay. Secondarily, on RINs, it looks like you guys sold less RINs this year, despite total gallons being up. Could you just talk through that dynamic? Why that total amount of RINs sold might have been lower this year?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Yes. RINs sold is just a function of same-store -- excuse me, gallons sold in the respective states that we have the opportunity to get RINs. So if you look back at the same -- similar period, probably you'll have just a little bit higher gallon movement than we did this particular time, incrementally. That's just a function of that.

Benjamin Shelton Bienvenu - Stephens Inc., Research Division - Research Analyst
Okay. Great. And then just last one. You noted in your press release that prepared food comp slowed in July. Is the reduced guidance reflective of this slowdown persisting into 2Q? And would you be wanting to just talk about the quarter-to-date trends. Are we at a similar level so far in the quarter, higher or lower than you saw in 1Q?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
It's a good question, Ben. I'll give you a quick snapshot what we're seeing so far in the month of August. I can tell you -- all by respective categories. I can tell you that fuel gallons in the month of August are trending above the current guidance range. Grocery and general merchandise is trending to the high end of the guidance range. Prepared food is also trending into the high end of the guidance range.

Operator
Your next question is from Irene Nattel of RBC Capital Markets.

Irene Ora Nattel - RBC Capital Markets, LLC, Research Division - MD of Global Equity Research
Just looking -- your commentary at the end of your presentation around consultants that you're hiring, it really sounds as though you're taking a step back and taking a really hard look at how you go to market across all categories. So I guess my question is, is that a fair statement, and where and why do you think that you need to get that little bit of extra help?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Well, I'll try to answer that in 2 ways, Irene. In terms of the digital aspect, the consumer engagement, we know there are several opportunities, several companies out there with loyalty programs in play. We want to make sure that we not only incorporate a loyalty program, but that we reach beyond that opportunity to communicate to our customer base, to make sure that we are speaking to them through the mobile capability. We want to make sure that we're engaging with the consumer more prominently going forward. Not just to offer a points program, but to really show them the offerings that we have to drive opportunities to the store. We think that's an area that is -- continues to develop. It's changing on a regular basis. And we don't want to step into this program and find ourselves short. We want to make sure that we're out ahead of it. And so we're looking for consultants that can assist us in this strategy going forward. So if we're going to do it, we're going to do it right the first time. When it comes to the price optimization opportunity, while we are pretty much static in our retails across our 15-state market area, we do have some fluctuation opportunities, we believe. I know we talked a little bit about it in the investors' conference back in July, about the prepared food category and where we might have some viability, to maybe become more localized in our pricing. And so we think we need to have that expertise to take a look at a particular system or software that might allow us to do that more effectively, and to support our store operations team to make sure that we maximize the revenue potential.

Irene Ora Nattel - RBC Capital Markets, LLC, Research Division - MD of Global Equity Research
That's really interesting. I mean, have you -- I know you're in the very early stages, but any quantification of kind of the size of the prize there?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Well, I would tell you that as we choose the consultants, the partners in this project, we certainly believe that we were going to establish the business case, and the potential ROI opportunities. So that is forthcoming, yet, but we certainly hope to do that in the next several weeks. We also 1 year ago had a group in here, [McKenzie Partners] from Chicago. McKenzie assisted us in some elements of our organization of the future discussion. And as we looked at that, we saw the opportunities that could come from price optimization. They gave us some guidelines in terms of expectation. And so certainly we want to make sure that we take that into account as we look forward, and that will be the numbers that we strive for.

Irene Ora Nattel - RBC Capital Markets, LLC, Research Division - MD of Global Equity Research
That's great. That's very helpful. And then if I could, there was some commentary in the prepared remarks around the consumer behavior and we know certainly in prior quarters there was a bit of a challenge in terms of responsiveness to some of the promotions that you implemented. Can you just talk a little bit about what you're seeing, how challenging it is to try and get more traffic in the stores? Sensitivity around promotional events and things like that?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
This is Bill. Yes, and to your point, I think what you're referring to back in the fourth quarter, we did a couple of deep discounts, value propositions that certainly didn't go as we had expected. This particular quarter we did not have any of those deep discounts, but we continue to look at value-added propositions, combo meals, things of that nature, especially in the environment that we're in because the ag economy continues to be suppressed. We have a consumer that certainly is very conscious of a number of things, and certainly want to try to match our offerings with that type of mindset. So we'll continue, going forward, as we talked about in the opening remarks about adding value propositions, new offerings, things of that nature.

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Irene, I would add to that. In terms of the March promotion that we did with bakery, I think we were at $0.69, pretty aggressive program -- promotion that we've done in the past. Since that time, we've actually had an upward trend on bakery comparables. So we think that we certainly got some attention in terms of that bakery promotion. I don't think you're going to see us do a deep discount on that in the near future, but we certainly believe that, that was a benefit to us since that time. And also the new innovation, new product introductions, just some rotation of items, being more deliberate in that arena, that certainly helped the bakery category as well.

Irene Ora Nattel - RBC Capital Markets, LLC, Research Division - MD of Global Equity Research
That's really interesting. So I see -- although the deep promotion didn't necessarily pay off, does it kind of make you think about, what should we be doing to maybe grab a little bit more attention on grocery categories?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Well, certainly, the areas of focus for us are going to be prepared foods. And there are key areas in the grocery category, case in point would be beer. Beer is an area I think we've talked about in the past in terms of the market being very aggressive. Especially in relation to response to the big-box stores, doing buy 2 get 1 free on these premium case products. We have been following that, if you will, and trying to compete. And while we have great unit growth, it doesn't make up the difference in terms of the impact on sales. And so we're going to walk away from that strategy. We'll let them go ahead and be aggressive on those 24-packs, those cases of premium. And we're going to concentrate more in our wheelhouse, which would be the 6-packs, the 12-packs and even singles. And in terms of the beer category as well, beer and liquor, there certainly appears to be a change or shift, if you will. Millenials are moving more towards liquor and wine, away from the beer, although they're still very strong in the craft sales. So we have over 800 stores now where we sell liquor. It's our fastest growing category -- subcategory as part of beer and liquor. So we're going to continue to look at the SKU rationalization and make sure that we're closing the gap in terms of that product offering, and trying to find a better balance there. Because I don't think that you're going to see us keep up with the Walmarts of the world in these deep discounts. It's just not our program. It's not our strategy. And so let's make sure we do what we do best.

Operator
Our next question is from Chris Mandeville of Jefferies.

Christopher Mandeville - Jefferies LLC, Research Division - Equity Analyst
I was hoping you could maybe start off on just the quarter-to-date comments versus the prepared food guidance revision, trying to square those two. I realize it's only 1 month out of the quarter, but curious, are you guys -- did you guys see something specific to the month of August, such as elevated Lotto, or something along those lines that would lead you to believe that maybe prep food doesn't maintain what levels we're seeing quarter-to-date? Or is there anything else that we can kind of look to in terms of competition?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. Well, Chris, we definitely did see an increased Lotto in July, that doesn't necessarily equate into higher prepared food sales per se. I think what the anomaly was, if we look at first quarter result for prepared food being at 3.7%. We did make a comment about the excessive heat in the month of July. July actually was a negative customer count for us; typically, that's a very high customer count month for us. That kind of permeated across all lines of our categories, especially in the prepared food categories. We just didn't have people getting out and about, and it certainly was effective in the -- specifically in the pizza line of our business. So as we cycle out of that into the month of August, I think we're coming back to more what
-- really more in line of our expectations, is the best way to put it. So in addition to that, as far as the new guidance that we have, as we look forward we talked about "continue to be conscious of value-added propositions." We do have easier comparisons in the back of the year as well in prepared foods.

Christopher Mandeville - Jefferies LLC, Research Division - Equity Analyst
Okay. That's helpful. And actually speaking to just the month of July, am I correct in realizing that there was maybe an -- 1 less weekend day versus the prior year, did that have any effect in terms of what you've been --

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes, that's exactly right. We had one less Friday in the month of July than we did 1 year ago. If you look at a month's time, there can be some calendar shift anomalies.

Christopher Mandeville - Jefferies LLC, Research Division - Equity Analyst
Okay. And then, maybe just turning to input costs, I was hoping you could update us there for prepared food, since both cheese and beef pricing has actually come down quite a bit in recent weeks. So just remind us of what you have contracted out to date? And how you find yourself positioned to maybe capitalize on these lower prices?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. So we're always looking for opportunities to extend any forward buys. Just as a point of reference, we're locked in on our cheese at roughly about $1.86 through the end of December here at the Ankeny distribution facility. We were locked in at the Terre Haute facility through the end of August at the same price. So we're currently buying on the spot market down in that area. That market price happens to be very similar to what the lock is at $1.86. So as we will continue to monitor cheese, and if it moderates downward in the futures, getting to a point for us that we feel good about locking, we'll do that, and certainly keep you abreast of that. We did see higher input costs on some pizza toppings throughout the quarter. You're correct that beef has come down here recently, that's more of a post-quarter phenomenon for us than anything. So hopefully that continues in that direction, that will be a tailwind for us to look at.

For the next question, I do want to clarify, the initial question from Ben Bienvenu with respect to RINs. Ben, we did have last year a timing issue, I went back and looked. We actually had about 2.5 million RINs get pushed into the first quarter. So that's creating a little bit of a disconnect when you look at the number of RINs Q1 over Q1. I think that might be a better answer for you there. So we'll go ahead and take the next question, then.

Operator
Our next question is from the line of Ryan Gilligan of Barclays.

Ryan J. Gilligan - Barclays PLC, Research Division - Research Analyst
I know you haven't picked the consultant yet, but can you give us a sense for how long you think it will take to get the digital and price optimization initiatives up and running?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
As far as -- this is Terry, as far as the choice, that will come here in just the next several weeks. So that, we certainly are looking forward to getting started, in terms of that engagement, towards the end of the month. As far as the long-term strategy here, it will probably be an 8- to 10-week process to conduct the business case, get a sense of what opportunities they are, what's the strategy around that. What are the ROI expectations. And so especially with the customer engagement, the digital aspect, that one's going to obviously be a little more involved. And I'm certain that what we'll be looking for from our consultant partner is to be here and speaking to numerous people within the organization. And even getting out into the field as well, because we certainly want to make sure that we understand the consumer behavior and the consumer expectations. We're going to want their feedback in that regard, their guidance. So I can see that being anywhere from 8 to 10 weeks to get that done. We'll go into Phase 2 then with the strategy, and start looking at the potential platforms that we want to integrate, in order to get this program off the ground. And once we have that in play, we can begin to test the program. So if we get into Q1 next year, I would certainly hope in fiscal '19 that we have a plan in place, we have an understanding where we're going, we have a direction. And we have already tested it. And so I'm going to look to fiscal '19 as really being the opportunity. Now certainly, we think there may be some near term quick wins potentially, but we're going to leave that to our consultants to take a look at that and see if it's of any value to do that now, or just to roll that up under the customer engagement program as we release it sometime next fiscal year.

Ryan J. Gilligan - Barclays PLC, Research Division - Research Analyst
That's helpful. And I guess, you guys obviously made good progress on improving the operating expense run rate this quarter. Can you quantify some of the savings from your initiatives, so the spending, the automatic pay raise?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. There are several things that we undertook here in Q1, and there's obviously several things we're continuing to roll out. But if you look at the automatic, Ryan, you just mentioned the $0.25 automatic pay raise after 90 days, that over the course of the year will be somewhere in the neighborhood of $4 million to $5 million. We also had other issues too, that we took on in play. One of the things that we're looking at right now is refining the budget calculator for our stores, looking at budgeted hours intuitively as we have -- maybe revenue that has stepped back at a slower pace, we might have opportunities also to make some adjustments in the budgeting and scheduling. So we're working hard on that and look for opportunities in that as well. But also from an advertising perspective, we talked about that. We did have substantial increase in advertising spend in fiscal 2017, especially as we introduce and open the second distribution center and starting to penetrating some newer markets for us, we want to make sure we put our best foot forward in brand recognition there. And so this year, certainly not going to have a similar increase, and in fact we'll be more tactical in our approach with advertising, and look for that advertising spend to come down, which it has. Advertising spend was down approximately 24% in Q1 already, and we'll continue to gain traction on that throughout the year.

Ryan J. Gilligan - Barclays PLC, Research Division - Research Analyst
That's helpful. And just quickly, what were credit card fees in the quarter?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Credit card fees in the quarter were 30.1 -- about $30 million, $30.1 million.

Operator
Our next question is from Shane Higgins of Deutsche Bank.

Shane Paul Higgins - Deutsche Bank AG, Research Division - Research Analyst
Just a quick follow-up to Ryan's last question on the OpEx. You guys came in pretty strong at 3.9%, excluding your various programs. Should we expect kind of sub 4% growth rate going forward for the rest of the year? And I know you guys are -- kind of benefit from cycling some of the increases in the store level manager salaries. But is that kind of how we should think about the run rate going forward?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Well, I can tell you this, Shane -- prior to the last couple of years, the run rate we've been having in the unchanged store base has been roughly between 3% and 5%. That will fluctuate a little bit with some dynamics like, for instance, the last question on credit card fees, that goes into that particular account. And so that does ebb and flow a little bit. But from a wage perspective, that's kind of the target where we're going to see. One of the things that we did mention on the OpEx was looking at a 3% merit increase, that's the budgetary constraints that we have in this fiscal year. And so that will obviously gain traction as we head further into the fiscal year. So those are things that are going to be impacting us. But I think you're on the right track.

Shane Paul Higgins - Deutsche Bank AG, Research Division - Research Analyst
Okay. And then just onto your guidance. Obviously, you guys lowered your prepared foods comp outlook, but you guys maintained the margin guidance. Does your full year margin guidance include any room for incremental promotional activity or price investments? Bill, I believe you guys mentioned that you may be introducing some value-added offerings. Can you just help us think about what gets you to the higher end or lower end of the margin guidance for prepared foods?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. I think to sustain at a high end of that range, or even go ahead of that range. There is one big unknown that we have right there, and that's that cheese. We'll fall off -- well, we have fallen off the cheese lot in Terre Haute, and then in December, we'll go outside the cheese lot here at the distribution center in Ankeny. So it's a little bit of an unknown, what cheese costs as you head into more the back half of the year. So that's what's kind of giving us a little bit of a pause at this point to make any changes in that. The value-added propositions that we talked about, I don't believe they're going to have a significant impact or detriment to the margin side of it. If it does, that will be fine because that means that we've executed effectively, I mean, we're [executing] gross profit dollars at the end of the day. Except at the end of the day, that's kind of what we're looking to achieve.

Shane Paul Higgins - Deutsche Bank AG, Research Division - Research Analyst
It sounds like you guys aren't seeing anything particularly different out of the larger pizza chains in terms of promotional activity? I know that's been a challenge for you guys in recent quarters. Is that correct? And how are you guys seeing your competitors on the pizza side?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
You're correct in that. We haven't seen any substantial changes in that area in promotional activity for the past several quarters. So pretty consistent right now.

Shane Paul Higgins - Deutsche Bank AG, Research Division - Research Analyst
Okay. And then just last one from me. Can you guys quantify the margin benefit you're getting from Terre Haute? I know, obviously, it's been open for some time, but as capacity continues to ramp in that facility, how should we think about the margin impact on both the grocery and prepared food side?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
We haven't really quantified that for margin impact, but the way to look at it, though, is this. Prior to that second distribution center, we were significantly over capacity in the Ankeny distribution center. So we were not running anywhere near the optimal point. Right now we're running up towards the higher end of capacity. In the Ankeny facility, we're running probably somewhere in that 60% to 65% capacity at the Terre Haute facility. And so now as we look forward with our growth plans in the next several years, we're starting initial conversations about a third distribution center. I can tell you that the distribution center in (inaudible), Indiana became accretive after about 9 to 10 months. And continues to gain traction. What it does allow for us, and we didn't probably really have the opportunity was, to grow geographically. So now part of the expansion store that Terry talked about in the call is certainly a direct reflection of the fact that we now have a second distribution center is that we can effectively look into the Eastern side of Tennessee, Kentucky, look into Ohio, look into Michigan, and other states like Virginia, Carolina, into Texas, some of those types of opportunities. So we're really excited about that. As we progress on our discussions on a third distribution center, we'll certainly keep you posted.

Operator
Our next question is from Anthony Lebiedzinski of Sidoti & Company.

Anthony Chester Lebiedzinski - Sidoti & Company, LLC - Equity Analyst
Thanks for providing the quarter-to-date commentary. So it sounds like to me that the recent increases in gas prices really haven't been impactful on what you're seeing in your stores. Is that correct, Bill?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. Just kind of to give you an idea, you're talking about the impact like Hurricane Harvey -- certainly we did see, I would say, a substantial cost increase. Obviously corresponding retail adjustment with that now. Having said that, it's been pretty short-lived, we're now seeing some volatility and some cost reductions coming down. Obviously, volatility is typically an opportunity for us in the margin side of the equation. Obviously, we indicated that the current same-store gallon movement in August is trending above the current guidance range. So there hasn't really been a supply disruption of any substance for us at this point.

Anthony Chester Lebiedzinski - Sidoti & Company, LLC - Equity Analyst
Got it. Okay. And then, you also slightly increased your new store plans. What's driving that? And as far as any -- I know you talked about Michigan and Ohio, and some other new states, can you talk about where the increase in new stores is coming from?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. A couple of ways to handle that. So as far as the movement of the lower end of our range up, we're obviously, we have 3 acquisitions, 18 acquisitions under agreement. So right there we're well ahead of where we have been for the last several years at this point in time. So we think there is going to be continued opportunities on the M&A front. But obviously, on the new store construction, you can see that we've substantially accelerated that. We're working on now opportunities in fiscal '19 and beyond. And so because of that, that certainly gives us some confidence to increase that range. And we'll certainly adjust that accordingly as we head further into the fiscal year. And now with respect to your question on geography, if you include the Eastern side of Indiana, I would say somewhat at 40%, 50% of our stores are going to be in what I would call newer markets for us. Again, leveraging that second distribution center's capacity.

Anthony Chester Lebiedzinski - Sidoti & Company, LLC - Equity Analyst
Got it. Okay. And then switching over to your planned improvements in digital engagement. So is the thought, as far as the loyalty program, will that be integrated with the mobile app? Or is that -- can you give an answer for that, or is it too early to say?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Terry will answer that.

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Anthony, this is Terry. I would tell you that the mobile app as we rolled it out was a great opportunity for us at the time, but we know it needs to evolve, it needs to expand its capabilities and it certainly will be a part of this integration in terms of the customer engagement, the digital platforms. So you will see a change in that mobile app structure. And certainly, any time you make a change in your mobile app, you're basically asking people to drop one and restart a new one. And so we want to make sure that we do that properly, and we do it with the right timing. But it will all be a part of that in terms of trying to roll a loyalty program, mobile app and the overall customer engagement, we want to make sure that we do that all simultaneously, and we do it effectively.

Operator
Your next question is from Bonnie Herzog of Wells Fargo.

Bonnie Lee Herzog - Wells Fargo Securities, LLC, Research Division - MD and Senior Beverage and Tobacco Analyst
I was just hoping you guys can dig a little bit deeper on prepared food comp. Maybe you can touch a little bit more on some of the puts and takes and note anything that's gotten better or worse? I guess I'm thinking about key items such as your pricing actions, pizza delivery, online ordering et cetera, which are being offset by, of course, the soft traffic, less spending on food away from home, lower farm wages, et cetera. And then I'm thinking about this in a world where macro pressures continue. So I'm just trying to understand if it might be possible to get back to the high single-digit growth range for your prepared food? Or should we really start to think about this business maybe being more of a low- to mid-single digit growth business going forward?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes, yes. I'll go ahead and take that, Bonnie. This is Bill. So, as we look at our Prepared Food & Fountain category, there was a little bit of an anomaly in that first quarter as we talked about, with that excessive heat. We did see some nice gains in the month of August as we alluded to, couple maybe shout outs in that particular category. Our pizza, whole pie orders took a significant increase in the month of August, and our bakery category continues to climb. We've had some challenges in the bakery category over the last probably several years or so and certainly, taking strides in promotional activities. We've made some new products there that are nice jumpstart in that particular subcategory. So we're excited about that. With respect to the second part of your question about the high single digits, I think it will be challenging to get back, in the economic backdrop as you mentioned in this fiscal year, to the high single digits. However, I would point out the commentary that Terry had with respect to the price optimization in the digital engagement, I think it's very possible once those are up and rolling that we can get back into those areas. We see the benefit of the fuel saver program that we've had, and how that really resonated with our customers, and that truly is kind of a loyalty program on the fuel side. So we see no reason why we can't take that momentum and take it into the grocery and general merchandise prepared food categories of our business, and gain similar type of traction in that regard. Price optimization, Bonnie, as you know, you've been following us a long time. There are only a handful of products that have differentiation market to market, and so we can capitalize on different market conditions. Sometimes that may be taking price up, where the market dictates, and might be taking it down. At the end of the day, it's driving gross profit dollars. I think
-- I do think we have some opportunities towards the back of the year and heading into fiscal '19.

Bonnie Lee Herzog - Wells Fargo Securities, LLC, Research Division - MD and Senior Beverage and Tobacco Analyst
Okay, that's helpful. And then I have a question on your relatively new share repurchase program, you had purchased some stock in the quarter, so I guess I wanted to get a sense from you if you plan to accelerate the pace of buybacks in light of these external pressures? And given your stepped-up store growth, and some of the comments you've made recently regarding acquisitions becoming a bigger priority for you, just wanted some color on how you think about weighing the return of capital to shareholders versus reinvesting in unit growth?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
I'll try to get all those answers; if I don't, just circle back with me. So as far as the share repurchase goes, we're about halfway through if you look at the monetary amount that we've expanded, and so that decision to accelerate or not to accelerate or continue to maintain a similar pace, we'll be making here over the next week or so. But it is a 2-year program, we do have a little bit of time there. So I don't have a concrete answer on the acceleration side at this point. The second piece of that, Bonnie, you were asking about, the capital deployment, yes, so if we have the opportunity to increase M&A activity, that's going to be more of a focus for us than the share repurchase. So to the extent that we do see M&A activity increase or maybe have a larger acquisition come in or something of that nature, we'll suspend the share repurchase and divert that capital over to the M&A side.

Bonnie Lee Herzog - Wells Fargo Securities, LLC, Research Division - MD and Senior Beverage and Tobacco Analyst
Okay. And just a final quick one for me, if I may. You touched on beverages inside your store but I don't think you mentioned tobacco or cigarettes, unless I missed it. I was just hoping to get a quick update on that category from you, please.

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Absolutely. Cigarettes, obviously, is declining. You follow cigarettes very closely, Bonnie. Cigarettes have been a declining category from a secular standpoint for some time. We saw a nice bump in cigarettes starting back roughly 2013 as we shifted more stores to an MLP, especially in Missouri, Illinois area and really gained traction back from customers, we've kind of seen that benefit. We kind of alluded in the start of fiscal '17 that we thought cigarettes would start to moderate back into that mid-single digit to low-single digit comps. And that's kind of where we're trending now. The consumer, for us, we continue to see kind of coming back to that value-conscious consumer comment we made earlier. We can see people trading to more value-added cigarettes; that could be generic cigarettes, Marlboro has a Marlboro Black product they consider a value-added proposition. So we do see that gaining traction. We also see people gravitating away from carton purchasing back to pack purchasing. Packs around
-- probably 85% packs versus cartons now. And really it's a function of not wanting to spend $50, $60 or more for a carton of cigarettes, as opposed to just going and buying the packs. That trend, that's been kind of a slow, gradual trend we've seen over the last probably 12 to 18 months. We continue to see it here in the first quarter.

Operator
Our next question is from Kelly Bania of BMO Capital Markets.

Kelly Ann Bania - BMO Capital Markets Equity Research - Director & Equity Analyst
First, just want to go back to the OpEx. I believe you said the accelerated expense that hit this quarter was not in the guidance, so with the growth in OpEx dollars coming in well below the guidance for the year, just curious if there is any opportunity to lower that expectation for 9% to 11%, or should we see OpEx accelerate as more stores open up? Because I believe there was only 5 stores opened in the quarter, so to get to the guidance I would think store growth, the pace of store openings and, you mentioned, the acquisitions will really have to accelerate, so just any comment on that dynamic?

Terry W. Handley - Casey's General Stores, Inc. - President, CEO & Director
Yes. Great question. Certainly, there might be opportunity for us to make an enhancement or revision to that OpEx guidance after our Q2 results. I would say that we're trending to the low end of that range. And I believe you're right on point with your commentary. We'll take a look at that after the second quarter results, because we do have a lot of activity from the construction side coming through the store openings. And we'll make an adjustment, if necessary, at that point.

Kelly Ann Bania - BMO Capital Markets Equity Research - Director & Equity Analyst
Got it. And just in terms of the comps, it seems like this quarter you called out the weather in July, but it seems like there was a little bit of divergence between the grocery comps and the prepared food comps. Do you attribute that to just the heat, or is there anything else going on in the grocery comps that kind of help that category stay a little bit more stable relative to prepared food comps this quarter?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
No. No, great question, again. Certainly, with higher weather, it may affect one piece of our business, like in this case, the whole pie orders. The other side of the equation, it does benefit items like beverages and beer. So -- and ice. All of those things, certainly we saw a nice uptick and certainly helped kind of stabilize that grocery and general merchandise category relative to what we saw in the overriding economic backdrop.

Kelly Ann Bania - BMO Capital Markets Equity Research - Director & Equity Analyst
Okay. And you mentioned, I think some new seasonal items and some of the value promotions, wondering if you can just expand on that a little bit more. And I believe you're also testing more frequent supply deliveries to the stores in terms of prepared food, just curious if you had any more color on why you're doing that, what you think could be the potential outcomes of that test?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
I won't be able to give you a lot of information on the promotional value-added proposition, just for competitive reasons we don't want to give anybody a heads up as to what we're doing, or some of the seasonal items as to when we're bringing them in, but it's not uncommon for us to bring seasonal items in or rotate items within the prepared food category. They tend to be a nice little lift that kind of freshness to the category, if you will, with respect to some of our repeat customer traffic. I won't give you lot of guidance there. With respect to, I think you're talking about twice a day deliveries. Is that what you're asking about?

Kelly Ann Bania - BMO Capital Markets Equity Research - Director & Equity Analyst
Yes.

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
We continue to test twice a week deliveries, we recognize certainly consumers are looking for opportunities for healthier alternatives, that means various things to various customers obviously, and so we're looking to continue to roll out the testing of that type of delivery schedule to bring in certain items within the grocery and general merchandise category, to give alternatives for our consumers. So we don't have a lot of extra traction at this point, or information to tell you, but we continue to roll that out. So we think that's a vital opportunity to add more SKUs to drive revenue.

Kelly Ann Bania - BMO Capital Markets Equity Research - Director & Equity Analyst
Can you also just talk about, I think there was a question about cigarettes and MLP, but specifically in Iowa are you seeing any more transition onto that program? What are you seeing from the dollar stores, or other convenience stores in terms of competitive pricing in the cigarette category?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes, the MLP. I was probably one of the last holdouts, if you will, with the MLP conversions. And so in this quarter we -- approximately 20 additional stores were converted into MLP. We'll continue to evaluate that on kind of a region by region within the state to see how our peers are moving in that direction, and we'll make adjustments accordingly if we feel that is necessary.

Kelly Ann Bania - BMO Capital Markets Equity Research - Director & Equity Analyst
Got it, and then just one last one for me, in terms of your competitors, your C store competitors in your markets, do you have a sense of how they're dealing with this environment in terms of same store sales and also with how they're investing in digital or price optimization initiatives if at all?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
It's hard to get tremendous transparency and insight into all of our peers, because most of them are private and smaller operators, so we don't quite understand how it may or may not be affecting them. Definitely backdrop definitely has to be affecting them, just as it is us. With respect to digital, the digital engagement side is an area that hasn't really penetrated significantly into the C store space. It's definitely prevalent in the QSR world and the fast casual world. And we certainly see the benefits that some of the fast casual or QSR peers retained from that, and so that's why we're excited about that opportunity. I would say this, Terry, correct me if you have a different opinion, that very few of our peers in our market area would have any type of significant digital program. They might have a mobile app, but it might be for various different reasons.

Operator
Our next question is from Chuck Cerankosky of Northcoast Research.

Charles Edward Cerankosky - Northcoast Research Partners, LLC - MD, Equity Research Analyst & Principal
Just a quick housekeeping item, Bill, how many stores did you say were doing pizza delivery at this time?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
About 650.

Charles Edward Cerankosky - Northcoast Research Partners, LLC - MD, Equity Research Analyst & Principal
All right. Look at all the new stores you've got on tap for this year, could you talk a little bit about the ones in new markets that have opened in new markets and how they're performing versus expectations at this time, and how you expect that ramp to go as you get the 40% or 50% that will be in new markets, open?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes. No. Good question, Chuck. So far the ones that we've opened up in the new markets have, I would say, are performing above our expectations. As I mentioned earlier, we put quite a bit of effort last fiscal year on brand recognition through our advertising program in some of these newer markets to help establish a brand, to help us ramp up our stores a little bit quicker. We think that's paying some dividends now. I know the stores in Ohio that we just recently opened here in the last 3 or 4 months, have fired off considerably well, and we think there's opportunity to kind of ramp up that maturation cycle a little bit to be more similar to our core states. So to answer your question, we're pleased with the growth that we're seeing there. Really the efforts that we put forward really pertain more to prepared foods than anything. Generally speaking in new markets, fuel and grocery and general merchandise will ramp up similar to some of our core markets, but certainly want to get that prepared food up and running faster than we have. And I think we're so far achieving that.

Charles Edward Cerankosky - Northcoast Research Partners, LLC - MD, Equity Research Analyst & Principal
Prepared foods takes the most work.

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
(inaudible) we're not as well-known of a brand. But for instance, in your area there in Cleveland, you go into a convenience store, you'd expect it to sell fuel, you'd expect it to sell beer and packaged beverages and cigarettes. But a lot of times customers don't expect it to sell fresh food. So that just takes a little bit more of a learning curve from our perspective.

Charles Edward Cerankosky - Northcoast Research Partners, LLC - MD, Equity Research Analyst & Principal
So prepared foods are also the biggest beneficiary of the advertising spend.

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
That's correct.

Charles Edward Cerankosky - Northcoast Research Partners, LLC - MD, Equity Research Analyst & Principal
Now on the acquired stores that you have in the hopper, and I guess you did a couple in the first quarter, any new attributes or departments, brands that come with those properties?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Nothing different that could call out.

Operator
(Operator Instructions) Our next question is from Ryan Domyancic of William Blair.

Ryan John Domyancic - William Blair & Company L.L.C., Research Division - Research Analyst
I believe you said in the past that getting the new payroll system up and running will help identify some further OpEx savings. Can you give us an update on the progress of getting that live and when it could be in place, and talk about what kind of savings may enable you to identify?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes, and I think what you're talking about -- one of the aspects of what we call Phase 2 of the new payroll system is a scheduler component, so they will give us obviously more transparency and insight into the scheduling aspect, especially at store level op performance, and so that just started rolling out here recently, on August 1. So more to come, I guess, on that. So we think that's going to be certainly an added advantage for us as we move forward in the back half of the fiscal year.

Ryan John Domyancic - William Blair & Company L.L.C., Research Division - Research Analyst
Okay. So look for that maybe, again back half or even a 2019 event?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Yes absolutely.

Ryan John Domyancic - William Blair & Company L.L.C., Research Division - Research Analyst
And then, high level, do you have any initial thoughts of kind of what those savings would look like relative to the wage savings you're realizing now?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Don't really have that at this point, but I think the whole concept and area of looking at budgeted hours and scheduling really probably is as big if not bigger opportunity than what we think the other initiatives are going to have. Intuitively you think about that, as we talked about before, is if your revenues increase at a slower pace, intuitively there's going to be some opportunities to maybe shave 1 hour here, shave 1 hour there. Just be a little bit more precise in our scheduling. I think that may not sound like a lot when you're talking about nearly 2,000 stores, 365 days of the year in some cases, it adds up pretty quickly. So we think there's still opportunities to continue to work on that operating expenses. And that's not just on the store level either, we still have opportunities here at the corporate office as well.

Ryan John Domyancic - William Blair & Company L.L.C., Research Division - Research Analyst
Okay. Great. And then just quickly switching gears to the acquisition front, are you hearing or seeing anything new in the market? And I guess, has this prolonged softness for I guess 5, 6 quarters created more willing sellers or more opportunities for you guys?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
Definitely I would say we have more conversations than we had in the past year or 2 with opportunities. Now whether that translates into an acquisition or not, is not a guarantee, but I look back into fiscal 2016, for instance, I think we did 5 acquisitions in that year. We picked that pace up in fiscal '17, not to a huge extent, but we had at least people willing to talk to us about the alternative or opportunity to sell their business, and I think that continues to gain traction here into fiscal '18. I think that's evidenced by the fact that we have 3 done and 18 under agreement. We weren't at that pace at this time of the year last year or the year before. So we're encouraged by that dialogue and we'll continue to work those.

Operator
Thank you, our next question is from Bob Summers from Macquarie.

Robert William Summers - Macquarie Research - Analyst
Just wanted to circle back to OpEx trends in the non-growth initiative stores, just to ask a question and more importantly, make a point. So strong performance in the quarter, it sounds like we're renormalizing at a 3% to 5% growth level, but that's hugely better than the 9.6% that you did in the third quarter. So as you think about that almost 600 basis points of deceleration in the growth rate, you kind of alluded to some of these factors in the call, but if you had to rank the top 3 items that drove that reduction, how would you frame it?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
In the first quarter, so you're talking about sequential movement?

Robert William Summers - Macquarie Research - Analyst
Yes.

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
I would say the top 2 would probably be the reduction in advertising expense relative -- relatively speaking, in conjunction with that automatic raise of $0.25. Those would be the top 2 that would be called out.

Robert William Summers - Macquarie Research - Analyst
Okay. And then just...

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
(inaudible) We talked about 3% and we did tick that off, but that's going to be more of a Q2 and going forward to gain traction.

Robert William Summers - Macquarie Research - Analyst
Okay. And then pivoting back to the M&A front, can you just talk about how you're building out your capabilities and I guess, more importantly, communicating your ability and willingness to pursue larger transactions? I would argue that there may have been some perception issues or challenges in the market in terms of your ability or willingness to do large deals, can you talk about how you're maybe addressing that?

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
It's a great question and a good point, Bob. So to answer that question to how we're kind of positioning ourselves for further M&A opportunities, it's not just M&A but it's just unit growth in general. As Terry mentioned, we have added additional resources in our store development department, continuing to put -- on locating associates out in the field, officed out of their home to be more efficient, that's paying dividends for us in the new site construction. But you're exactly right, I think there has been somewhat of a potential misconception about our appetite for acquisitions. Most of our acquisitions that we have done to date, have always been smaller acquisitions but that is by nature of where we locate. Over 2/3 of the C store operators in our market area operate 10 stores or less. But we're certainly willing and wanting to look at larger acquisitions. That doesn't necessarily have to be in our market area; we certainly would look at other markets on the fringe of our current market area, even outside if the value proposition was what we felt was palatable for our shareholders. So definitely, we have that appetite.

Operator
I see no other questions in queue. I'll turn it back for closing remarks.

William J. Walljasper - Casey's General Stores, Inc. - Senior VP & CFO
This is Bill. I'd just like to thank everybody for joining us on the call, and hope you guys have a great rest of the week. Thank you.

Operator
Ladies and gentlemen, thank you for your participation in today's conference. This concludes the program. You may now disconnect. Everyone, have a great day.

DISCLAIMER
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.
In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
©2017, Thomson Reuters. All Rights Reserved.